Exhibit 23.01

Independent Auditors’ Consent

The Board of Directors

ZAMBA Corporation:

We consent to incorporation by reference in registration statements No. 333-62783, 333-66021, and 333-52082 on Form S-8 of ZAMBA Corporation of our reports dated January 23, 2002, except as to Note 4, which is as of February 21, 2002, and except as to Notes 2 and 17, which are as of March 26, 2002, relating to the consolidated balance sheets of ZAMBA Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedule, which reports are included in the 2001 annual report on Form 10-K of ZAMBA Corporation.

Our reports dated January 23, 2002, except as to Note 4, which is as of February 21, 2002 and except as to Notes 2 and 17, which are as of March 26, 2002 contain an explanatory paragraph that states that the Company, among other matters, has incurred significant losses and negative cash flows from operations, which raise substantial doubt about its ability to continue as a going concern.  The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Minneapolis, Minnesota
April 1, 2002